Exhibit 10.3
GUARANTY

THIS GUARANTY AGREEMENT, dated as of February 28, 2008, (as amended, supplemented and otherwise modified from time to time, this “Guaranty”), is made by PHH CORPORATION (together with its successors and permitted assigns, the “Guarantor”) for the benefit of CITIGROUP GLOBAL MARKETS REALTY, CORP. (“Buyer”, which term shall include Buyer’s successors and assigns and any buyer for whom Buyer acts as Agent pursuant to the Master Repurchase Agreement).

RECITALS

A.           Pursuant to the Master Repurchase Agreement, dated as of  February 28, 2008 (as amended, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), among PHH Mortgage Corporation (the “Seller”), Guarantor and Buyer, Buyer has agreed to purchase certain loans and related assets (as more particularly defined in the Master Repurchase Agreement, the “Loans”) from Seller and Seller has agreed to repurchase such Loans upon the terms and subject to the conditions set forth therein.

B.           As of the date hereof, Guarantor will derive a substantial direct and indirect benefit from Buyer’s purchase and sale of Loans from and to Seller pursuant to the Master Repurchase Agreement.  To induce Buyer to enter into the Master Repurchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor has agreed to provide the guaranty set forth herein (subject to certain limitations).

C.           It is a condition precedent to the obligation of Buyer to purchase the Loans from Seller under the Master Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty to Buyer.

D.           Buyer has executed the Master Repurchase Agreement and the other Program Documents in reliance on this Guaranty.

NOW, THEREFORE, for good and valuable consideration, receipt of which by the parties hereto is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Defined Terms.

(a)           Unless otherwise defined herein, terms defined in the Master Repurchase Agreement and used herein shall have the meanings given to them in the Master Repurchase Agreement.

“Change of Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Guarantor on a fully diluted basis at any time or (ii) if at any time, individuals who, at the Effective Date, constituted the Board of Directors of the Guarantor (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Seller, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Seller then in office.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (loss) of the Guarantor and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (or loss) of any Person (other than a Consolidated Subsidiary) in which the Guarantor or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Guarantor or its Consolidated Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Guarantor or any of its Consolidated Subsidiaries or the Person’s assets are acquired by the Guarantor or any of its Consolidated Subsidiaries, (iii) the income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iv) any extraordinary after-tax gains and (v) any extraordinary pretax losses but only to the extent attributable to a write-down of financing costs relating to any existing and future indebtedness.

“Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of the Guarantor and its Consolidated Subsidiaries under stockholders’ equity as of such date in accordance with GAAP.

“Consolidated Subsidiaries” shall mean all Subsidiaries of the Guarantor that are required to be consolidated with the Guarantor for financial reporting purposes in accordance with GAAP.

“Expiration Date” shall have the meaning set forth in Section 2(c) herein.

“Liquidity” shall mean with respect to Guarantor (and its Consolidated subsidiaries),, as of any date of determination, the sum of all unrestricted cash owned by such entities, the undrawn portion of all committed credit facilities under which such entity is the borrower, and the outstanding principal balance of all unencumbered Loans owned by such entity.

“Material Subsidiary” shall mean any Subsidiary of the Guarantor which together with its Subsidiaries at the time of determination had assets constituting 10% or more of consolidated assets, accounts for 10% or more of Tangible Net Worth, or accounts for 10% or more of the revenues of the Guarantor and its consolidated Subsidiaries for the such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period  immediately preceding the date of determination.

 “Obligations” shall mean the obligations and liabilities of Seller to Buyer, including, without limitation, the obligations whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with the Master Repurchase Agreement, any other Program Document or any other document made, delivered or given in connection therewith or herewith, whether on account of covenants, Repurchase Prices, Price Differentials, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Buyer that are required to be paid by Seller pursuant to the terms of the Master Repurchase Agreement) or otherwise.

 “Revolving Credit Agreement” shall mean that certain Amended and Restated Competitive Advance and Revolving Credit Agreement dated January 6, 2006 among the Guarantor, as Borrower, PHH Vehicle Management Services, Inc., as Canadian Subsidiary Borrower, Citicorp USA, Inc., as Syndication Agent, The Bank of Nova Scotia and Wachovia Bank, National Association as Co-Documentation Agents,  JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders referred to therein, and all amendments, modifications and supplements thereto or restatements thereof as may be in effect as of any date of determination.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Guaranty shall refer to a Subsidiary or Subsidiaries of the Guarantor.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.           Guaranty.

(a)           Guarantor hereby, unconditionally and irrevocably, guarantees to Buyer and its successors, indorsees, transferees and assigns the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)           Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty unless, and to the extent, Guarantor is the prevailing party in any dispute, claim or action relating thereto.  This Guaranty shall remain in full force and effect until the Obligations are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Obligations.

(c)           No payment or payments made by Seller, Guarantor, any other guarantor or any other Person or received or collected by Buyer from Seller, Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder.  Guarantor shall remain liable for the Obligations until the Obligations are satisfied and paid in full and the Master Repurchase Agreement and the other Program Documents are terminated (such date, the “Expiration Date”), notwithstanding any payment or payments referred to in the foregoing sentence other than payments made by Guarantor in respect of the Obligations or payments received or collected from Guarantor in respect of the Obligations.

(d)           Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to Buyer on account of its liability hereunder, it will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3.           Representations and Warranties of Guarantor.  Guarantor hereby represents and warrants that throughout the term of the Program Documents:

(a)           Existence.  Guarantor (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b)           Financial Condition.  Guarantor has heretofore furnished to Buyer a copy of its (1) consolidated balance sheet for the fiscal year ended as of December 31, 2006 and the related consolidated statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a nationally recognized public accounting firm and (2) unaudited consolidated balance sheet for the quarterly fiscal period(s) ended March 31, 2007, June 30, 2007 and September 30, 2007 and the related unaudited consolidated statements of income and retained earnings and Guarantor’s cash flows for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year.  All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Guarantor and its Consolidated Subsidiaries and the consolidated results of its operations for the relevant time period, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2006 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.

(c)           Legal Proceeding.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Guarantor or any of its Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

(d)           Noncontravention. The execution and delivery by the Guarantor of this Guaranty and the other Program Documents to which it is a party does not:

1.           conflict with, breach or violate any provision of the organizational documents or material agreements of the Guarantor or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Guarantor or its properties;

2.           constitute a material default by the Guarantor under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which the Guarantor is a party or by which it or any of its properties is or may be bound or affected; or

3.           result in or require the creation of any lien upon or in respect of any of the assets of the Guarantor except the liens granted to Buyer by the Guarantor under the Program Documents, if any.

(e)           Corporate Existence and Power. The Guarantor and its Subsidiaries have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation and are in good standing or have applied for authority to operate as a foreign corporation in all jurisdictions where the nature of their properties or business so requires it and where a failure to be in good standing as a foreign corporation would have a Material Adverse Effect.  The Guarantor has the corporate power to execute, deliver and perform its obligations under this Guaranty and the other Program Documents and other documents contemplated hereby.

(f)           Corporate Authority and No Violation. The execution, delivery and performance of this Guaranty and the other Program Documents (a) have been duly authorized by all necessary corporate action on the part of the Guarantor, (b) will not violate any provision of any applicable law applicable to the Guarantor or any of its Subsidiaries or any of their respective properties or assets, (c) will not violate any provision of the certificate of incorporation or by-laws of the Guarantor or any of its Subsidiaries, or any material contractual obligation of the Guarantor or any of its Subsidiaries, (d) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, agreement, bond, note or instrument and (e) will not result in the creation or imposition of any lien upon any property or assets of the Guarantor or any of its Subsidiaries other than pursuant to this Guaranty or any other Program Document.

(g)           Taxes.  The Guarantor has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves).  Any taxes, fees and other governmental charges payable by the Guarantor  in connection with the execution and delivery of this Guaranty and each other Program Document to which the Guarantor is a party have been paid except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)           Investment Company Act Compliance.  None of the Guarantor or any of its Subsidiaries is not, and will not during the term of the Master Repurchase Agreement be (a) an “investment company” or is required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act or (b) a “holding company” as defined in, or subject to regulations under, the Public Utility Holding Company Act of 1935, as amended.

(i)           No Legal Bar.  The execution, delivery and performance of this Guaranty, the other Program Documents and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Guarantor or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created under the Master Repurchase Agreement) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j)           Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by the Guarantor in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, may reasonably result in either a Material Adverse Change or a Material Adverse Effect with respect to the Guarantor.

(k)           No Default.  The Guarantor and its Subsidiaries are not in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(l)           Chief Executive Office; Chief Operating Office.  Guarantor’s chief executive office and chief operating office are located at 3000 Leadenhall Road Mount Laurel, New Jersey 08054.

(m)         True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Guarantor or any of its Subsidiaries to Buyer in connection with the negotiation, preparation or delivery of this Guaranty and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Guarantor or any of its Subsidiaries to Buyer in connection with this Guaranty and the other Program Documents and the transactions contemplated thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect or cause a Material Adverse Change, that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(n)           Liquidity.  Guarantor and its Consolidated Subsidiaries have Liquidity in an amount equal to at least $200,000,000.

(o)           Ratio of Indebtedness to Tangible Net Worth. Guarantor and its Consolidated Subsidiaries have a ratio of Indebtedness to Tangible Net Worth that does not exceed 10.0 to 1.0.

(p)           Consolidated Net Worth.  Guarantor and its Consolidated Subsidiaries have a Consolidated Net Worth on the last day of the fiscal quarter ending on December 31, 2004 of no less than the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income, if positive for each fiscal quarter ended after December 31, 2004.

(q)           No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of each of the Guarantor or any of its Subsidiaries has a Material Adverse Effect.

(r)           Solvency.  The Guarantor does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature.  The Guarantor is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Guarantor or any of its assets.

(s)           Valid and Binding Obligations.  Each of the Program Documents to which the Guarantor is a party, when executed and delivered by the Guarantor will constitute the legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t)           No Consents.  No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by the Guarantor of this Guaranty or the consummation by the Guarantor of any other Program Document, other than any that have heretofore been obtained, given or made or would otherwise not result in a Material Adverse Effect if not so obtained, given or made.

4.           Covenants of Guarantor.  Guarantor hereby covenants and agrees with Buyer that during the term of the Program Documents:

(a)           Financial Statements and Other Information; Financial Covenants.

(i)           The Guarantor shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business.  The Guarantor shall furnish or cause to be furnished to Buyer the following:

Guarantor shall deliver to Buyer:

1.           As soon as available and in any event within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, a certification in the form of Exhibit A hereto together with the consolidated balance sheets of Guarantor and its Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Guarantor and its Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

2.           As soon as available and in any event within one hundred (100) days after the end of each fiscal year of Guarantor and its Consolidated Subsidiaries, a certification in the form of Exhibit A hereto together with the consolidated balance sheets of Guarantor and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor at the end of, and for, such fiscal year in accordance with GAAP; and

3.           From time to time such other information regarding the financial condition, operations, or business of Guarantor as Buyer may reasonably request.

(b)           Litigation.  Guarantor will promptly, and in any event within three (3) Business Days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting it or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Program Documents or as to which an adverse determination may reasonably result in a Material Adverse Effect.

(c)           Existence, Etc.  The Guarantor and its Subsidiaries will:

1.           preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

2.           comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

3.           keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

4.           not move its chief executive office or chief operating office from the respective addresses unless it shall have provided Buyer 30 days prior written notice of such change;

(d)           Prohibition of Fundamental Changes.   Guarantor shall at any time, directly or indirectly form or enter into any partnership, joint venture, syndicate or other combination which may reasonably have a Material Adverse Effect with respect to it.

(e)           Notice of Material Events. The Guarantor shall promptly inform Buyer in writing of any of the following:

1.           upon it becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default, Event of Termination or any event of default or default under any Program Document or other material agreement of Guarantor;

2.           any entry of a final non-appealable judgment or decree against Guarantor or any of its material Subsidiaries in excess of $5,000,000;

3.           any material dispute, licensing issue, litigation, investigation, proceeding or suspension between the Guarantor, on the one hand, and any Governmental Authority or any other Person, on the other hand;

4.           any material change in accounting policies or financial reporting practices of the Guarantor, other than changes in accounting policies resulting from the application of new or amended GAAP; and

5.           any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in a Material Adverse Effect with respect to the Guarantor.

(f)           Nature of Business.  The Guarantor shall not make any material change in the nature of its business as carried on at the date hereof.

(g)          Transactions with Affiliates.  Guarantor will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Guaranty, (ii) in the ordinary course of Guarantor’s business and (iii) upon fair and reasonable terms no less favorable to Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(h)          Consolidation, Merger.  Neither the Guarantor nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Guarantor is the surviving entity or if the Guarantor is not a party to such transaction then a Material Subsidiary is the surviving entity, (ii) in which the surviving entity becomes a Material Subsidiary of the Guarantor immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation or (iii) in connection with a transaction permitted by this Section; provided that immediately prior to giving effect to such transaction, no Default or Event of Default has occurred or is continuing.

(i)           Limitation on Sale of Assets.  Guarantor shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person, unless such Transfer is in the ordinary course of business of the Guarantor or any of its Subsidiaries.

(j)           [Reserved].

(k)          Maintenance of Liquidity.  Guarantor and its Consolidated Subsidiaries shall insure that at all times it has Liquidity in an amount equal to at least $200,000,000.

(l)           Consolidated Net Worth.  Guarantor and its Consolidated Subsidiaries shall not permit its Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income, if positive, for each fiscal quarter ended after December 31, 2004.

(m)          Ratio of Indebtedness to Tangible Net Worth. Guarantor and its Consolidated Subsidiaries shall not permit, at any time, their ratio of Indebtedness to Tangible Net Worth to exceed 10.0 to 1.0.

(n)           [Reserved].

(o)           Maintenance of Licenses. The Guarantor shall maintain all licenses, permits or other approvals necessary for the Guarantor to conduct its business and to perform its obligations under this Guaranty and each other Program Document to which it is a party and the Guarantor shall conduct its business in accordance with applicable law; except to the extent that failure to comply with the provisions of this clause (c) could not be reasonably expected to have a Material Adverse Effect.

(p)           Taxes, Etc.  The Guarantor shall duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local taxes, assessments, levies and other governmental charges, imposed upon the Guarantor or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid could reasonably be expected to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Guarantor shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary by the Guarantor in accordance with GAAP; and provided, further, that the Guarantor will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).

(q)           Change of Fiscal Year.  Guarantor will not at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which its fiscal year begins from its current fiscal year beginning date.

(r)           Most-Favored Status. If any covenant in the Revolving Credit Agreement that is comparable to a covenant set forth in Section 4, is amended or modified in such a way that is more restrictive in respect of Guarantor (as the borrower thereunder), such amendment or modification shall, with no further action of Guarantor or Buyer, automatically become a part of this Guaranty and be incorporated into such comparable covenant set forth herein.

5.           Right of Set-off.  Upon the occurrence of any Event of Default and failure by Guarantor to timely perform any of its obligations hereunder, Guarantor hereby irrevocably authorizes Buyer or any of its Affiliates at any time and from time to time without notice to Guarantor, any such notice being expressly waived by Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any of its Affiliates to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer or any of its Affiliates against Guarantor, in any currency, whether arising hereunder, under the Master Repurchase Agreement, or under any other Program Document, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer and its Affiliates under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) which Buyer and its Affiliates may have under this Guaranty, the Master Repurchase Agreement or any other Program Document.

6.           No Subrogation. Notwithstanding any payment or payments made by Guarantor hereunder or any set-off or application of funds of Guarantor by Buyer or any of its Affiliates, Guarantor shall not be entitled to be subrogated to any of the rights of Buyer against Seller or any other guarantor or any collateral security or guarantee or right of offset held by Buyer for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Seller or any other guarantor in respect of payments made by Guarantor hereunder, until all amounts owing to Buyer by Seller on account of the Obligations are paid and satisfied in full and the Master Repurchase Agreement and the other Program documents have been terminated.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and satisfied in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the exact form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Buyer may determine.

7.           Event of Default. Each of the following shall constitute an Event of Default hereunder:

(a)           the Guarantor shall default in the payment of any amount required to be paid by it under this Guaranty; or

(b)           any representation, warranty or certification made or deemed made herein or in any other Program  Document by the Guarantor or any certificate furnished by the Guarantor to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(c)           the Guarantor shall fail to comply with Sections 4(c)(1), 4(d), 4(e)(1), 4(e)(5), 4(h) through 4(l) of this Guaranty, and such default shall continue unremedied for a period of one (1) Business Day after the earlier of discovery of such failure by or notice of such failure to Guarantor; or

(d)           except as otherwise set forth in this Section 7, the Guarantor shall fail to observe or perform any other covenant, provision or agreement contained in this Guaranty or in any other Program Document, and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days after the earlier of discovery of such failure by or notice of such failure to Guarantor; or

(e)           a final judgment or judgments for the payment of money in excess of $25,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against the Guarantor or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (30) days from the date of entry thereof and the Guarantor or any such Subsidiary shall not, within said period of sixty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)           the Guarantor shall admit in writing its inability to pays its debts as such debts become due; or

(g)           (i) a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Guarantor or any of its material Affiliates or Material Subsidiaries, or of any of Guarantor’s or its material Affiliate’s or Material Subsidiaries’ Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or (ii) Guarantor or any of its material Affiliates or Material Subsidiaries generally fails to pay Guarantor’s or its material Affiliates’ or Material Subsidiaries’ debts as they become due; or (iii) Guarantor or any of its material Affiliates or Material Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of its material Affiliates or Material Subsidiaries; or (iv) any of Guarantor’s or any of its material Affiliates’ or Material Subsidiaries Property is sequestered by court or administrative order; or (v) a petition is filed against Guarantor or any of its material Affiliates or Material Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; or

(h)           Guarantor or any of its material Affiliates or Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Guarantor or any of its material Affiliates or Subsidiaries, or of all or any part of Guarantor’s or its material  Affiliates’ or Subsidiaries’ Property; or makes an assignment for the benefit of Guarantor or its material Affiliates’ or Subsidiaries’ creditors; or

(i)           any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Guarantor or any of its Affiliates, or shall have taken any action to displace the management of Guarantor or any of its Affiliates or to curtail its authority in the conduct of the business of Guarantor or any of its Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Guarantor or any of its Affiliates as an issuer, buyer or a seller/servicer of Loans or securities backed thereby; or

(j)           any Change of Control of Guarantor shall have occurred without the prior consent of Buyer; or

(k)          Guarantor or any Subsidiary or Affiliate of Guarantor shall experience an “Event of Default” as defined under any instrument, agreement or contract between Guarantor or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or Guarantor or any Subsidiary or Affiliate of Guarantor shall experience an “Event of Default” as defined under the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for Indebtedness entered into by Guarantor, Seller or such other entity and any third party in an amount individually or in the aggregate greater than $25,000,000, which default or failure entitles any party to require acceleration or prepayment of such Indebtedness thereunder; or

(l)           any other event shall occur with respect to the Guarantor which Buyer determines, in its sole discretion, has had a Material Adverse Effect; or

(m)         any material Event of Default under the Master Repurchase Agreement shall have occurred and is continuing beyond any applicable cure period under any of the Program Documents; or

(n)          an “Event of Default” (as defined in the Revolving Credit Agreement; such Event of Default, a “Revolver Event of Default”) under the Revolving Credit Agreement shall have occurred; provided, however, that any such Revolver Event of Default shall not constitute an Event of Default hereunder if such Revolver Event of Default has been waived by Buyer in writing.

8.           Amendments, Etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, terminated, waived, surrendered or released, rejected or disaffirmed (whether in bankruptcy or otherwise) by Buyer, and the Master Repurchase Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Buyer shall not have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto.  When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

9.           Waiver of Rights. Except as otherwise expressly provided herein, Guarantor waives any and all notice of any kind including, without limitation, notice of the creation, renewal, extension or accrual of any of the Obligations, and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between Seller and Guarantor, on the one hand, and Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Obligations.  In addition, as this Guaranty is a guaranty of payment and performance and not of collection, Guarantor waives any requirement that Buyer exhaust any right, power or remedy or proceed against Seller.

10.           Guaranty Absolute and Unconditional. Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of the full and punctual payment and performance by Seller of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Buyer first attempt to collect any of the obligations from Seller, without regard to (a) the validity, regularity or enforceability of the Master Repurchase Agreement or any other Program Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (b) any defense, set-off, deduction, abatement, recoupment, reduction or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller from the Obligations, or of Guarantor from this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation to, pursue such rights, powers, privileges and remedies as they may have against Seller or any other Person or against the Purchased Items or any other collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights, powers, privileges and remedies, whether express, implied or available as a matter of law or equity, of Buyer against Guarantor.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and the successors and assigns thereof, and shall inure to the benefit of Buyer, and its successors, indorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by performance and payment in full and the Master Repurchase Agreement and the other Program Documents shall have been terminated, notwithstanding that from time to time during the term of the Master Repurchase Agreement Seller may be free from any Obligations.

11.           Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

12.           Payments. Guarantor hereby guarantees that payments hereunder will be paid to Buyer without deduction, abatement, recoupment, reduction, set-off or counterclaim, in U.S. Dollars and in accordance with the wiring instructions of Buyer.

13.           Notices.  Except as provided herein, all notices, requests and other communications required or permitted by this Guaranty (including without limitation any modifications of, or waivers, requests or consents under, this Guaranty) shall be in writing, shall be sent by mail, facsimile transmission or electronic transmissions, and shall be effective and deemed delivered only when received by the party to which it is sent to the intended recipient at the “Address for Notices” specified on the signature page hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission and notices being sent by first class mail, postage prepaid, shall be deemed to be received five (5) Business Days following the mailing thereof.

14.           Severability.  If any of the provisions of this Guaranty shall be held invalid or unenforceable, this Guaranty shall be construed as if not containing such provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

15.           Integration. This Guaranty and the other Program Documents represent the agreement of Guarantor with respect to the subject matter hereof and thereof and there are no promises or representations by Buyer relative to the subject matter hereof or thereof not reflected herein or therein.

16.           Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer; provided that any provision of this Guaranty may be waived in writing by Buyer.

(b)           Buyer not shall be deemed by any act (except by a written instrument pursuant to Section 15(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power, remedy or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power, remedy or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right, power, privilege or remedy hereunder on any one occasion shall not be construed as a bar to any right, power, privilege or remedy which Buyer would otherwise have on any future occasion.

(c)           The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17.           Section Headings.  The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.           Successors and Assigns. This Guaranty shall be binding upon the successors and permitted assigns of Guarantor and shall inure to the benefit of Buyer and its successors and assigns.  This Guaranty may not be assigned by Guarantor without the express written consent of Buyer in its sole discretion and any attempt to assign or transfer this Guaranty without such consent shall be null and void and of no effect whatsoever.

19.           Governing Law. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

20.           Waiver Of Jury Trial; Consent To Jurisdiction And Venue; Service Of Process.  THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.  THE GUARANTOR HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SUCH PARTY MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.  THE GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY SUCH OTHER PARTY IN CONNECTION WITH THIS GUARANTY OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 19 AND TO THE GUARANTOR’S ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR SUCH OTHER ADDRESS AS THE GUARANTOR SHALL HAVE PROVIDED IN WRITING TO BUYER.  NOTHING IN THIS SECTION 19 SHALL AFFECT THE RIGHT OF THE BUYER HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

21.           Counterparts. This Guaranty may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and any of the parties hereto may execute this Guaranty by signing any such counterpart.

[Signature page to follow]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the day and year first above written.

PHH CORPORATION

By:	/s/ Clair Raubenstine
Name:	Clair Raubenstine
Title:	EVP, Chief Financial Officer

Address for Notices:
3000 Leadenhall Road
Mount Laurel, New Jersey 08054
Attention:	Mark Johnson, Vice President and Treasurer
Telephone:	(856) 917-0183
Fax:	(856) 917-0107

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:	/s/ Perry J. DeFelice, Jr.
Name:	Perry J. DeFelice, Jr.
Title:	Authorized Signatory

Address for Notices:
Citigroup Global Markets Realty Corp.
390 Greenwich Street
New York, New York 10013
Attention:	Bobbie Theivakumaran
Telephone:	(212) 723-6753
Fax:	(212) 723-8604